Exhibit 10.17

ALLIANT ENERGY CORPORATION
INTERSTATE POWER AND LIGHT COMPANY
WISCONSIN POWER AND LIGHT COMPANY

Summary of Compensation and Benefits for
Non-Employee Directors
Effective January 1, 2018

Effective January 1, 2018, the aggregate compensation for non-employee members of the Board of Directors (the “Board”) of Alliant Energy Corporation, Interstate Power and Light Company and Wisconsin Power and Light Company will be as follows:
Non-employee members of the Board will be entitled to receive the following annual retainers as applicable:
•$225,000 for each non-employee director;
•$25,000 for the Lead Independent Director of the Board;
•$20,000 for the Chairperson of the Audit Committee of the Board;
•$5,000 for each member of the Audit Committee of the Board other than the Chairperson;
•$15,000 for the Chairperson of the Compensation and Personnel Committee of the Board; and

•	$12,500 for the Chairperson of each of the Nominating and Governance Committee, and the Safety, Environmental, Policy and Operations Committee of the Board.

Payments of all retainers shall be in cash and shall be paid quarterly in advance.

Each director may, and is encouraged to, voluntarily elect an amount of any of the cash compensation retainers to purchase common stock of Alliant Energy Corporation under the Shareowner Direct Plan or to have an amount be deferred in the Alliant Energy Deferred Compensation Plan Stock Account.

Alliant Energy Corporation maintains a Director’s Charitable Award Program for directors who were elected or appointed to the Board on or prior to January 1, 2005. Under the Program, when a director dies, Alliant Energy Corporation will donate a total of $500,000 to one qualified charitable organization or divide that amount among a maximum of five qualified charitable organizations selected by the individual director. All deductions for charitable contributions are taken by Alliant Energy Corporation, and the donations are funded by Alliant Energy Corporation through life insurance policies on the directors.

Directors are eligible to participate in the Alliant Energy Foundation, Inc. (the “Foundation”) matching gift program, which is generally available to all employees and retirees. Under this program, the Foundation matches 100% of charitable donations over $50 to eligible charities up to a maximum of $2,500 per year for each director.

Directors are reimbursed for travel and other necessary expenses incurred in the performance of their responsibilities as members of the Board of Directors.